UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material under §240.14a-12

Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the Annual Meeting.

On September 24, 2021, AB Value issued a press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Concerned Shareholders of Rocky Mountain Announce “Town Hall”-Style Update

Believes that Shareholders Deserve a Chance to Communicate Directly with the Concerned Shareholders of Rocky Mountain

The Forum will Feature each Candidate of the Concerned Shareholders of Rocky Mountain

To be Hosted Virtually on Monday, September 27 at 3:00PM EDT

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC, collectively with its affiliates (“AB Value”), and the other participants in this solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) representing approximately 14.59% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) (the “Company”), today announced that Concerned Shareholders of Rocky Mountain will be hosting a town hall for shareholders on Monday, September 27 at 3:00pm EDT.

“We strongly encourage all Rocky Mountain Chocolate Factory shareholders to attend our Town Hall-style meeting,” commented Andrew T. Berger, Managing Member of AB Value. “With such an important decision looming, we want to provide shareholders every opportunity to learn about the full scope of our efforts to unlock value for shareholders and the current Board’s crude attempts to thwart the shareholder franchise.”

Mr. Berger continued, “David Polonitza, representing AB Value, plus nominees for the Board of Directors - Mark Riegel, Sandra Elizabeth Taylor, and Rhonda J. Parish - will be on the call and available for questions. Questions may be submitted in advance to RMCF@investor-com.com. With the 2021 Annual meeting less than two weeks away, we strongly encourage all shareholders to act now and vote for the Concerned Shareholders of Rocky Mountain on the Blue proxy card.”

The Concerned Shareholders of Rocky Mountain believe that the more shareholders take the time to interact and communicate with the group’s candidates, the more shareholders will see that the choice is clear.

The Director-Nominees

●	Rhonda J. Parish – Has decades of corporate governance, franchising and legal experience in the retail and restaurant industries in her executive leadership at public companies, such as Walmart, Denny’s, Einstein Bagels and Ruby Tuesday.

●	Mark Riegel – Possesses extensive executive expertise specifically within the chocolate and confection industry, particularly with respect to manufacturing and marketing, including at Russell Stover Chocolates, Ferrara Candy Company, and beginning career in brand management at Kraft.

●	Sandra Elizabeth Taylor – Brings a much-needed skillset to the Company of corporate social responsibility, combined with her decades of experience serving on public company boards and within executive leadership at DE Master Blenders/Sara Lee (former director), Cappella Education (former director) Starbucks (SVP, Corporate Responsibility) and Kodak (VP, Public Affairs).

Details on the Town Hall-style meeting

When: Monday, September 27, 3:00pm EDT

Where: https://agm.issuerdirect.com/rmcf

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying BLUE proxy card with the SEC to solicit proxies from shareholders of the Company for use at the 2021 Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such proxy materials are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

Certain Information Regarding the Participants

The Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor. As of September 23, 2021, AB Value Partners, LP directly owns 224,855 shares of common stock, $0.001 par value per share of the Company (“Common Stock”). As of September 23, 2021, AB Value Management LLC beneficially owns 460,189 shares of Common Stock. As of September 23, 2021, Mr. Radoff directly owns 433,624 shares of Common Stock. As of September 23, 2021, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841